UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 8, 2005
Commercial Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	000-27894 (Commission File Number)	34-1787239 (IRS Employer Identification No.)

118 S. Sandusky Avenue, Upper Sandusky, Ohio (Address of principal executive office)	43351 (Zip Code)

Registrant’s telephone number, including area code:	(419) 294-5781
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Principal Officers; Election Of Directors; Appointment of Principal Officers.
Commercial Bancshares, Inc. today announced the appointment of Scott A. Oboy on June 8, 2005, as its Senior Vice President and Chief Financial Officer. The press release announcing Mr. Oboy’s appointment is attached as Exhibit 99. Mr. Oboy, who is 37 years old, joined Commercial Bancshares, Inc. on October 31, 2005. Mr. Oboy served from 2003 to October 2005 as Chief Financial Officer of Community First Bank & Trust, Celina, Ohio, from 2002 to 2003 as Senior Financial Officer, JP Morgan Chase, Columbus, Ohio, from 2001 to 2002 as Vice President and Finance Manager, Banc One Management Corp., Columbus, Ohio, and from 2000 to 2001 as Assistant Vice President and Controller, Bank One Trust Company.
Effective October 31, 2005, Mr. Oboy entered into an employment agreement with Commercial Bancshares, Inc. The agreement provides that Mr. Oboy will serve as Chief Financial Officer for a term continuing until October 31, 2006. After this initial term, the agreement will be automatically extended for additional one year periods unless we or Mr. Oboy gives notice to the other of our or his intent not to renew the agreement.
The agreement provides that Mr. Oboy will have an annual base salary of $120,000, will be eligible to participate in our employee benefit plans, will be entitled to participate in our deferred compensation program, will have the use of a health club membership and will be provided an automobile allowance of $700 per month.
We may terminate Mr. Oboy’s employment at any time with or without cause. If the agreement is terminated, we are to make termination payments under the agreement, depending on the reason the agreement was terminated. The following summarizes the termination payments under the agreement:

Reason for Termination	Termination Payment
Agreement not extended at end of term, Mr. Oboy terminates voluntarily, or by us for cause or due to Mr. Oboy’s permanent disability.	No right to compensation after date of termination.

We terminate Mr. Oboy’s employment without cause.	Continuation of base salary and benefits for twelve months.

After a change in control if termination occurs within one year following the change of control (by the Company or by the employee for reasons specified in the agreement, such as a reduction in compensation or demotion).
Continuation of base salary and health, welfare and insurance benefits for eighteen months.

Termination in anticipation of change in control or by a third party who has acted to cause a change in control (other than for cause or permanent disability), within one year prior to a change in control.
Continuation of base salary and health, welfare and insurance benefits for eighteen months.
In the event that any payment made under the agreement would otherwise result in a “parachute payment” as that term is defined in Section 280G of the Internal Revenue Code, then the amount of the payments provided for in the agreement are to be reduced in an amount which eliminates any “parachute payment.”
The employment agreement contains confidentiality provisions. The agreement also contains noncompetition provisions. The noncompetition provisions continue for one year following termination of the agreement for any reason.
Item 9.01.      Financial Statements and Exhibits.
Exhibits. The following exhibits are being filed herewith:
(99)  Press Release of Commercial Bancshares, Inc., dated November 1, 2005.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Commercial Bancshares, Inc.
Date: November 1, 2005	By:	/s/ Bruce J. Beck
Bruce J. Beck
Senior Vice President and Corporate Secretary

Exhibit Index to Current Report on Form 8-K

Exhibit
Number
(99)	Press Release of Commercial Bancshares, Inc. dated November 1, 2005.